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Primo Water and BlueTriton Joint Conference Call Transcript

June 17, 2024 at 8am ET

Company Participants
•	David Hass, Chief Financial Officer
•	Dean Metropoulos, Chairman
•	Jon Kathol, Vice President of Investor Relations
•	Robbert Rietbroek, Chief Executive Officer

Other Participants
•	Andrea Teixeira, Analyst, JP Morgan
•	Dan Moore, Analyst, DJS Securities
•	Derek Lessard, Analyst, TD Cowen
•	John Zamparo, Analyst, CIBC
•	Pavel Molchanov, Analyst, Raymond James
•	Chris Peters, Analyst, RBC Capital Markets

Operator
Good morning, ladies and gentlemen. Welcome to today's Conference Call to Discuss the Creation of a Leading North American pure-play healthy hydration company. As a reminder, today's conference is being recorded.

I would now like to turn the conference over to Jon Kathol, Primo Water's Vice President of Investor Relations. Please go ahead.

Jon Kathol
Thank you for joining us today. This call is being webcast live at the Investor Relations website of primowater@primowatercorp.com and will be available there for playback.

The website also contains a slide presentation accompanying today's prepared remarks, which is available for download.

Before we begin our prepared remarks, I'd like to remind you that some of our comments today may include forward-looking statements regarding the estimated or anticipated future results of the combined company following the transaction; the anticipated benefits and strategic rationale of the transaction, including estimated synergies and capital expenditure rates; forecast performance metrics of the combined company; the ability of Primo Water and Blue Triton to complete the transaction on terms described during today's call or at all; the expected timing of the completed transaction; receipt of regulatory, court and stock exchange approvals; and other statements that are not historical facts. These matters involve risks and uncertainties that could cause our actual results to materially differ from our forward-looking statements.

These forward-looking statements and risks are discussed in the investor presentation made available on both companies' websites and in the filings made by Primo Water with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements made today.

Our speakers today are Dean Metropoulos, current Chairman of Blue Triton and incoming Chairman of the combined company; Robbert Rietbroek, current Chief Executive Officer of Primo Water and incoming Chief Executive Officer; and David Hass, current Chief Financial Officer of Primo Water and incoming Chief Financial Officer.

This morning's call will start with Dean, who will introduce NewCo and provide an overview of the highlights of the combination. He will be followed by Robbert and David, who will review the strategic rationale and specific details of the transaction.

We will then conclude with a question-and-answer session. With that, I would like to turn the call over to Dean Metropoulos.

Dean Metropoulos
Thank you, Jon. Good morning, everyone. Thank you for joining the call. I'm excited to join you all today.

As you may know, I have been part of private equity and public company investments over the last 40 years and have extensive experience owning and operating successful food and beverage businesses. Just over three years ago, One Rock Capital Partners, and I joined forces to acquire former Nestle Waters North American business, which we subsequently renamed BlueTriton brands.

Since then, we have transformed the BlueTriton business by making significant investments in our operating infrastructure, unlocking synergies between our leading retail and home and office delivery business and leading the industry on sustainability efforts to make us a water business for the future.

Today, BlueTriton is a leader in the healthy hydration space, extensive portfolio of highly recognizable responsibly sourced and sustainably packaged spring and purified water brands. All of you will recognize our brands across the country.

This morning, we announced that we have reached a definitive agreement to combine BlueTriton and Primo Water Corporation, creating a leading North American pure-play health hydration company.

I will be the incoming Chairman of the combined company's Board of Directors after the deal is completed.

I would like to thank the Primo Water and Blue Triton teams and our advisers for their hard work as we completed the proper due diligence necessary for a deal of this magnitude. Both companies come to this transaction from a position of financial strength. This impressive performance is a testament to the vision of both companies' respective Boards, their current leadership teams and passionate associates. NewCo brings together the complementary strengths of both companies and will be well positioned to establish itself as one of the preeminent healthy hydration platforms in the beverage space. The company expects to have significant financial and operating resources with diversified business model and a national footprint.

Combined LTM March 31, 2024 financial results include $6.5 billion in net revenue and $1.5 billion in adjusted EBITDA after including the estimated run rate cost synergy opportunities of approximately $200 million and the previously announced $20 million run rate benefit of Primo Water's business optimization savings program.

Including estimated synergies in the business optimization savings program combined adjusted EBITDA margin for the same period equals approximately 23% and combined adjusted free cash flow is more than $565 million.

We're targeting combined capital expenses as a percent of revenue of approximately 4% to 5% and combined net leverage is estimated to be approximately 3x at closing.

Assuming that closing occurs during the first half of 2025, and the existing indebtedness of Primo Water and BlueTriton remain outstanding, combined companies targeting deleveraging with a goal of reducing net debt to adjusted EBITDA between 2 and 2.5x in the medium term post-closing.

Initially, the combined company anticipates maintaining Primo Waters' current annualized dividend of $0.36 per share, a decision on the long-term dividend policy will be made and communicated post-transaction closing.

NewCo combines Primo Water and BlueTriton, both long-standing North American hydration businesses, that would provide customers with an extensive offering of healthy hydration solutions.

BlueTriton's leading portfolio of brands has a rich heritage with North American consumers with some brands operating since the mid- 1800s.

This portfolio includes $2 billion brands in Pure Life and Poland Springs, which have built a wide consumer following over their rich histories.

In addition to branded retail water, BlueTriton also offers ReadyRefresh, one of the leading water direct for home and office delivery services in North America. BlueTriton has approximately 7,000 employees and generated LTM March 31, 2024 revenues of approximately $4.7 billion and adjusted EBITDA of nearly $860 million.

Primo Waters has been publicly traded since 1986 and is an American-focused business, a pure-branded-play water solutions business with a unique portfolio of sustainable hydration offerings. Primo Water offers water solutions to consumers across branded retail, water direct home and office delivery exchange, refill, filtration, premium water in the Mountain Valley brand and water dispensers sold at retail and e-commerce.

Primo's water portfolio has transformed over the last several years as the company has evolved into a pure-play water company. Primo Water recently divested a significant portion of its European business and is actively marketing the remainder of its European assets during this fiscal year. Primo Water has approximately 6,400 employees and generated LTM March 31, 2024 revenues of approximately $1.8 billion and adjusted EBITDA of $419 million for the continuing operations portion of the business, which includes the previously announced $20 million run rate benefit of its business optimization savings program.

Turning to today's announcement, I would like to take a few minutes to discuss and highlight the new company.

By combining BlueTriton and Primo Water, we will create a leading North American platform, which combines complementary businesses across various channels, formats, geographies and usage occasions.

We will compete in the large and growing category, which is benefiting from consumers' increasing focus on health and wellness, which we believe is widening the share of the overall beverage consumption.

The combination will also add a strong branded element to Primo's existing equity story that would be focused in North America, providing a relatively stable and attractive market backdrop with limited foreign currency exposure.

The combined company shareholder value proposition will be a powerful combination of sustainable revenue growth, strong free cash flow and shareholder returns. We are targeting deleveraging with a goal of 2 to 2.5x within the medium term post-closing.

Our attractive financial profile includes a durable growth outlook, strong free cash flow generation and balance sheet, supported by approximately $200 million in estimated run rate cost savings, which we believe will position us to enhance margins, accelerate free cash flow and utilize our capital more efficiently.

And lastly, we will continue to target sustainability efforts in the beverage category. The companies have shared goals and stewardship, community engagement and energy efficiency.

I hope you can get a sense of my level of excitement for this transaction. The combination of these two companies unlocks an opportunity to create a healthy hydration platform that increases our ability to serve these high-growth formats. The result for our customers, retail partners, associates and investors is tremendous.

With that, I'm pleased to turn the call over to Robbert Rietbroek who will take us through the rationale of the deal.

Robbert? Thank you.

Robbert Rietbroek
Thank you, Dean. And good morning, everyone.

I'm excited to lead the new combined organization after being part of a great team as the CEO of Primo Water. In negotiating this transaction over the last several months, I've had the privilege of getting to know and working with Dean. His depth of business knowledge is remarkable, and I look forward to working with him and the entire Board more closely in the future.

I am also excited to meet the team at BlueTriton, as I have admired their entrepreneurial spirits, growth delivery and track record of value creation.

Equally as important, I admire their outstanding portfolio of iconic consumer brands, which have an extensive and rich history of serving consumers across North America for over a century. Prior to joining Primo Water as its CEO in January of this year, my background included more than 25 years of leadership experience at Fortune 200 consumer goods companies, including PepsiCo, Kimberly-Clark and Procter & Gamble.

For the past five years, I served as Senior Vice President and General Manager of Quaker Foods North America, a reporting segment of PepsiCo. My background is well suited to develop the brands and processes necessary to succeed across the various channels and usage occasions that are the future of the combined company. Upon closing of the deal, I look forward to leading the associates of the newly combined company.

Turning now to the transaction specifics. Under the terms of the agreement, Primo Water and BlueTriton shareholders will exchange their respective shares into shares of a new US holding company.

We expect to announce a new corporate name and associated branding when the transaction closes. The transaction is structured as a merger of equals in an all-stock transaction.

Upon closing, Primo Water's shareholders and holders of incentive equity will own 43% of the fully diluted shares of the combined company. While BlueTriton shareholders will own 57% of the fully diluted shares of the combined company.

Separately, shareholders of Primo Water will receive a pre-closing special dividend of $0.82 per share. The transaction is structured to keep both companies’ attractive low-cost capital structures in place with the combined net leverage ratio of approximately 3.0x at closing, assuming that closing occurs during the first half of 2025 and that the existing indebtedness of Primo Water and BlueTriton remain outstanding.

We will target deleveraging to 2.0x to 2.5x within the medium term post-closing.

The combined company will be listed on the New York Stock Exchange. The transaction, which we expect to close in the first half of 2025, is subject to approval by Primo Water’s shareholders, as well as the approval and satisfaction of customary closing conditions including receipt of regulatory approvals.

With respect to management, as mentioned, I will become the new CEO of the combined company. David Hass will become the new CFO, and Rob Austin, the current COO of BlueTriton will become the new Chief Operating Officer. The combined company will maintain both headquarters, continuing to operate in Tampa, Florida and Stamford, Connecticut.

NewCo will also draw on the leadership of both companies to create a best-in-class management team and associates who continue to live and serve their communities and customers while running their respective businesses until closing. The combined company will have a 15-person Board of Directors, 7 of whom will be appointed by BlueTriton and 7 of whom will be appointed by Primo Water, with one additional director to be mutually agreed upon.

As previously mentioned, Dean Metropoulos will become the Non-Executive Chairman of the Board.

Slide 12 in the accompanying deck provides an overview of the deal highlights, including the economic ownership and share count, which visually summarizes the transaction details and structure.

Moving on to slide 13, both BlueTriton and Primo Water have strong portfolios of iconic brands that have a rich heritage of serving consumers for over a century in the North American beverage category.

Our iconic brand portfolio is anchored by two $1 billion brands in Pure Life and Poland Spring and is complemented by regional leaders and exciting premium growth brands in Mountain Valley and Saratoga. These well-trusted beverage brands have extensive providence with North American consumers and will give the combined company extensive consumer reach.

We are excited about the balanced mix of business lines between retail, Water Direct and Exchange and other businesses like dispensers, refill and filtration.

Our channel mix is also well diversified, with retail representing approximately 55% of the combined company with a balanced split between residential and commercial. We are excited by how this channel mix will expand our consumer reach and how it will enable us to serve our customers anywhere and everywhere across the full spectrum according to their needs.

We are extremely excited about the broader customer base that we can reach as a combined company. With a leading set of beverage brands, we are positioned to solve hydration needs across diverse channels, all-day usage occasions and in several convenient water formats and offerings.

Next, I would like to discuss the strategic rationale of the deal.

Across this section, David and I will touch on the compelling strategic rationale of the combination. We are poised to compete in a large and growing category with attractive consumer trends.

We will have a portfolio of iconic and leading beverage brands with a rich consumer heritage across various channels.

Our leadership position as a pure-play healthy hydration company will enable us to increase our focus on sustainability efforts.

We will have a diversified hydration offering with the national footprint, a powerful financial profile and multiple growth levers across the combined platform.

And finally, NewCo is positioned to generate meaningful cost synergies and value-creation opportunities.

As many of you know, bottled water and its many formats is a $25 billion and growing segment at retail. Bottled water exists within the broader $135 billion retail beverage category, comprised of other beverages like carbonated soft drinks and energy drinks, among others. Healthy hydration is on-trend with consumer behaviors, as they seek to consume more high-quality drinking water, which is driving durable growth in the category. These behaviors create growth in consumption trends and a desire for premium, functional and convenient beverage options.

The emergence of digital connectivity is also becoming increasingly important in consumer purchase decisions. The overall water category is large but also highly fragmented. We believe that bottled water remains underdeveloped, with only a 39% share of consumption of the overall water category.

Tap water accounts for more than 60% of consumption in the 38 billion gallon category, leaving ample room for bottled water growth as a share of stomach. Consumers care about taste, value and convenience, while safety is becoming increasingly important to them. The high degree of fragmentation in the industry carries over to brands.

Our portfolio will also include two $1 billion beverage brands, Pure Life and Poland Spring, which is supplemented by a broader portfolio of growth brands. Both legacy companies have a rich tradition of corporate accountability and sustainability leadership.

Post-close, the combined company will continue to focus its sustainability efforts by playing a leadership role in water and nature stewardship, community engagement, circular packaging and energy efficiency. This will allow us to reflect responsible growth that benefits our water sources and surrounding land, our communities, the environment and the efficient use of our energy resources to ensure that we can continue to serve our customers sustainably for generations to come.

With that, I would like to introduce our CFO, David Hass, who will continue to discuss the strategic rationale and highlight the financial benefits of the transaction.

I have had the pleasure of working with David over the past six months and have found his industry and company knowledge to be a tremendous resource, which will continue with NewCo. I look forward to further leveraging his unique skill set in the coming years.

David?

David Hass
Thank you, Robbert.

First, I would like to thank the teams of both companies and our advisers, as all have worked tremendously hard at generating a wealth of information that has enabled us to bring these two great companies together. Although a lot of work remains, everyone is excited by the strategic and financial rationale behind the deal.

I've been fortunate enough to be part of the legacy Primo acquisition, which helped form the current Primo Water. Each of these acquisitions helped shape the transformation of Primo Water and yet again, we are transforming with this combination.

This success, however, is ultimately based on the efforts of company associates once the deal closes, to align on a common purpose to better serve our customers.

On slide 22, at the heart of the combined company is the combination of the Water Direct, or HOD, and the exchange businesses. These direct-to-consumer and retail delivery services complement our leadership at retail from BlueTriton's branded water offering. The route networks have extensive national footprints and leverage technology to enhance route design while at the same time, improving the customer experience. These platforms serve our consumers' desire for convenience with a differentiated and branded water direct offering, built-in direct store delivery system and an in-house incubator for continued innovation in the HOD channel.

On slide 23, we've highlighted the extensive consumer reach of the combined platform to provide hydration options across all day parts and occasions.

It allows us to compete in all day parts, of what is a $252 billion beverage category, when taking into account retail and non-retail channels in the US alone. Complementing our daypart offering, NewCo will provide water solution options that cover a spectrum of price point offerings and convenience for customers. Beginning with water refill, customers gain access to purified water for as low as $0.40 to $0.50 per gallon.

They can choose a la carte purchases at leading retailers in our water exchange solution or for ultimate convenience, have products delivered to homes and commercial places of business in Water Direct.

Along each step of the pricing spectrum is a complimentary offering from one of our regional brands to flavored and enhanced options further complemented by premium spring water offerings in Mountain Valley or Saratoga. NewCo's reach will include a national footprint of hundreds of branches, production and manufacturing facilities along with water source locations throughout North America, improving customer access to our products and overall customer service.

NewCo's combined financial profile is powerful and creates growth prospects across the platform.

For LTM, March 31, 2024 period, the combined company generated revenue of $6.5 billion and LTM combined adjusted EBITDA of $1.5 billion including the estimated synergies.

Net leverage is expected to be approximately 3x at closing. And as mentioned earlier, we are aiming to de-lever to two to 2.5x in the medium term post-closing.

NewCo has multiple growth levers including, first, growing existing and new customer bases and expanding retail locations in North America.

Second, expanding consumer access to our complementary portfolios within different formats and channels.

Third, we expect to expand into new channels and high-potential geographies, as more parts of the country are challenged with access to safe, high-quality drinking water.

Fourth, we plan to accelerate our innovation efforts into high reward areas of the functional, flavored and premium segments.

Fifth, we plan to leverage best practices within our Water Direct or HOD business.

Sixth, focus on the fast-growing filtration business, achieving better utilization of our service technicians across our footprint.

And seventh, implement business optimization initiatives and synergy realization. By implementing these business optimization initiatives, we are positioned to realize an estimated $200 million of cost synergies and value creation opportunities on a run rate basis within two years of closing across a variety of business functions.

In operations, we plan to optimize our manufacturing, distribution, last mile services and brand rationalization.

In procurement, we aim to maximize efficiency and optimize our direct purchases.

We also plan to gain the benefit of in-sourcing some items like empty bottles that Primo Water capitalizes today from third parties, whereas BlueTriton produces these through its vertically integrated operational footprint.

In IT and ERP, we plan to optimize our functional software and expand the use of successful systems implementation further into the organization.

We also plan to benefit from a recently implemented ERP by BlueTriton, which we expect to accelerate the modernization of our combined financial systems. Within our call center, we have an opportunity to better align our activities to deliver superior service at a lower cost.

Within the broader SG&A category, we will seek to optimize systems and processes across key functional areas.

Now I would like to turn the call back to Dean before we take your questions. Dean?

Dean Metropoulos
Thank you, David.

As David has shown, there's a compelling strategic rationale for this transaction, and we're so excited to bring these two companies together.

While both companies have a rich history of success, the combination of the two is far greater than the sum of the parts.

Now let's get to your questions. Operator, please open the line for questions from our investors. Thank you.

Questions And Answers
Operator
Your first question comes from Daniel Moore with DJS Securities.

Q - Dan Moore
Congrats on the announcement. Maybe first a question for Dean, if you don't mind.

Obviously, you've been involved with many of these types of deals along the way. Just from your perspective, why is this the right time to combine these two entities? And maybe any thoughts you might have about potential regulatory risk associated with the transaction.

A - Dean Metropoulos
Thank you, Dan. There's a number of reasons why this thing has come together. Number one, both parties come to it from a position of strength, both performing very, very well as you well know.

One Rock and I acquired the Nestle Water business about three years ago. It's been a very interesting process. We totally transformed the business in those three years.

Coming in, we made hundreds of million dollars of investing in IT, creating a new platform that gave us full insight into every decision in our business. We invested heavily in our operations and created significant improvements in efficiencies. We clearly continue to foster our brands and created a wonderful performance culture at the company.

Similarly, Primo has been revising their strategy to focus on the North American hydration business. They've sold off a lot of businesses, and we'll complete those processes over the next few months.

So I think they come together at a time that's very appropriate for both companies to really, and by the way, we spent a fair amount of time looking at to look at the two businesses, both of us, sharing each other's views of the wonderful strategic opportunities, and we saw tremendous strategic, operational, financial synergies that would take this company to the next level going forward. A lot of those, as we know, the companies have a wonderful network across the country of service levels, manufacturing system, the depots.

I think those -- that geographic company will give us additional coverage and access to many more consumers. It also offers us an opportunity to synergize and realize a lot of savings on the duplications.

Number two, I think between the two product lines, I think we touch consumers in every place they live and reside. From their office, to their home, to their hospitals, to their hotels and hospitality, to the restaurants and certainly in C-stores and the Walmarts, the clubs, the retailers, we're touching them very, very efficiently, particularly this combined network.

We'll touch these consumers all across the country and give us deep coverage in a lot of parts that today were not as efficient in. We see tremendous coverage that's going to continue to really reach out to the consumer. And most critically, we're playing in a space, the healthy hydration which in today's world is by far the best and healthiest category. I mean, I can't tell you how many -- myself and friends will go to our annual doctor's appointments. The number one directive is hydrate, drink a lot of water, drink a lot of water.

I think that is not about carbonated drinks. It's not about beer, it's about healthy drinking and they're also becoming more and more of a vehicle for healthy ingredients like crystallites and natural vitamins. So we see a lot of tailwinds in this wonderful space.

And by the way, to your question about the FTC, clearly, they're independent folks, and they review things from their own perspective, appropriately so. When you look at our company combined, we still represent about less than 3% of the total beverage category.

So we think there's a lot of opportunity to continue to grow given that small percentage and how large the category is. We're very well positioned culturally. I think the management team that's going to drive this business forward is an excellent, excellent highly entrepreneurial.

So when you look at all those elements, the strategies, both the operating networks, the leadership all of those will really become a wonderful, wonderful vehicle to support this company's growth for many years to come.

Q - Dan Moore
Thank you very much. Maybe a question for Robbert as well, somewhat similar, but just talk a little bit more about the strategic rationale. Obviously, you gave a good overview beyond the obvious cost synergies. What are the most significant benefits of combining the two entities and really the key offensive synergies from your perspective?

A - Robbert Rietbroek
Yes. Thanks, Dan. Great question.

Before I answer, I just want to say how excited I am to work with Dean, continue to work with David and have an ability to work with Rob Austin in the future in the new company.

I also want to just say how grateful I am for the support of the Primo Board and the BlueTriton Board.

We're excited about this day and we've been working towards this for a long time.

To your question about the strategic rationale behind the combination of the two companies.

But first of all, I think Dean said it well, we compete in a very large and rapidly growing category. The total beverage category in the US is over $250 billion. And just on the retail side, it's over $135 billion. The long-term consumer trends are really positive, with an increased focus on health and wellness. So this portfolio of iconic brands we're bringing together give us a good position to compete in both retail and direct water.

The other rationale is that we have will have increased scale with our North American footprint and combining our complementary businesses across various channels, formats, geographies, and that brings with it a very powerful financial profile with really actionable growth prospects across the combined platform will create, as I said, you mentioned it, meaningful synergies and value creation opportunities.

We have a target of $200 million of run rate cost synergies, which we will achieve over the next three years following closing.

And finally, together, we are both very focused on ESG and sustainability. We can talk more about it if you want to, but we want to transform the industry, protect the planet, we want to bring quality hydration to consumers for generations to come. That's a function of water stewardship, corporate accountability, circular packaging. Together, we can have an even bigger positive impact on the industry.

So yes, thanks, Dan.

A - Dean Metropoulos
I'm going to add, and I want to support what Robbert said, ESG is an important cultural driver within both of these companies. I think we truly and passionately feel that we need to protect our environment, our water sources for the next hundreds of years for -- not only for present consumers but for their future generations. These brands have been around hundreds of years, and we got to steward them to be around hundreds of years more.

And very importantly, we want to really create and ensure there's a culture within our organizations of quality, freedom of expression and just the quality among all of us as human beings, and that's a very, very important part of our culture as well as governance, which we need often to help us with recycling plastic and all of that. We need to be supporting government regulations to help us increase our recyclability.

So with that, ESG is a very important part of our strategy and our lifestyle.

Q - Dan Moore
Excellent. One more maybe for David, and I'll jump back in queue or maybe one in 1a. Any sense for the expected cadence? How should we think about the cadence of the synergies over the three-year period?

I know it's not necessarily merger-related, but any update on the asset divestments, obviously, previously announced from Primo as well?

A - David Hass
Absolutely, Dan. Thank you. With regard to the synergies, with the anticipated close of this deal being in the first half of next year, a portion of those synergies are realized in the balance or second half of 2025.

We get through the majority of those synergies by the end of what we'll call year two.

Obviously, if anything from the regulatory standpoint is accelerated, that will bring some of those savings further into calendar '25. But that's the approach we're taking at this point in our modeling. And as Robbert mentioned, we'll be fully through those $200 million by the end of year three.

Again, that's the detailed work by both internal groups as well as outside consulting support, to really understand the benefits, both through the operating network as well as the other areas mentioned in the prepared remarks, as we look at these two companies.

With regard to the international sales, nothing changes with our directive of monetizing those assets. In fact, as we mentioned on May 9 during our earnings call, on June 7 we completed the divestiture of Aimia Foods, which was one of the larger portions of those divested assets. We sold that business with dividends as well totaling that amount of about $91.5 million that was extracted from that asset sale.

A second business mentioned on that May 9 call is our Portugal business. And that is in the closing stages of which we hope to be able to announce something there here in coming weeks.

So again, of the four major assets, two of those are nearing their completion with one already complete, and we'll be able to communicate further as those remaining two assets work through their marketing materials and their other engagements with potential buyers.

Operator
Your next question comes from Andrea Teixeira with JPMorgan.

Q - Andrea Teixeira
Congrats to the transaction -- for the transaction.

I just wanted to, first, ask strategically, if there are any plans to premium-ize the retail business -- and how has Poland Spring and lower end part of the portfolio position against private label?

I understand Primo has cautiously made that decision to get away from case pack water. So I was wondering how we should be thinking. And how much of your portfolio, the 56%, would you say in economy of water, meaning like intra-level against private label?

And the second part of the question, perhaps for David, how should we calculate, like in terms of the accretion dilution of the model, the combined cost of that and the combined tax rate? And how we should be thinking of the synergies, because it seems to me an upside, the $200 million, seems a bit low in terms of like how large transactions have proved to be around 3% of sales.

A - Dean Metropoulos
I'll take the first part of it and at least start with that, Andrea. Welcome.

The brands -- our water brands at the BlueTriton there, as I proudly said, they go back 175-plus years of Saratoga and so on. We have put them in a great shape. I think we've improved tremendously their productivity and to reduce the cost of these brands.

We clearly are committed to continuing to market them aggressively. They continue to maintain and grow share.

Clearly, in the branded space, private label -- with basically the main brands across the country, whether you're talking to BlueTriton, whether the Poland Springs, ZepeHilton, Florida, Arrowhead, Osarka and certainly Saratoga, Deer Park, these are very well known. They've been around, as I said, 100-plus years and they resonate with consumers.

Clearly, in the past couple of years, we've seen a lot of pressure on consumers trying to ensure that they are optimizing their weekly shopping budgets. We have seen that they migrate the private label. We've maintained our shares very well. And clearly, we use marketing funds to continue to give great value partner with folks like Kroger and Albertsons and Publix and Costco and Walmart, to continue to promote our brands and give them continued reach to the consumer.

But clearly, they are premiumized with the natural strengths that were the only natural spring water across the country in terms of the level of branding. We have Pure Life, as well, which is the more associated to private label.

So we have tried to strategically position the brands, both on the value side with something like Pure Life, and very importantly, to discuss the attributes and the benefits of natural spring water associated with our main brands.

I don't think they're going to be easily forgotten. As I said, we've maintained share very nicely and continue to do so. We think this hydration category is going to stay very healthy, and it's going to be led by these additional iconic brands.

A - Robbert Rietbroek
Andrea, to your part where you talked about the Primo exit of the single-use, that was primarily 1-gallon and 2.5-gallon one-way use products. It was a decision, driven both by financial rationale as well as the ESG benefits that they provided to us. We, as a company, today, but also as a combined entity, will remain very committed to sustainability.

We use, in a large part of our business, three-gallon and five-gallon reusable bottles, each of which saved 1,500 single-use bottles during the life of their existence.

On the Primo side, recently, we've launched aluminum on Mountain Valley, one of our premium brands, and BlueTriton has just launched aluminum in all their major spring brands as an alternative to plastics for consumers.

We all know that aluminum has a much higher recyclability than plastic.

But I also want to emphasize that BlueTriton has made tremendous progress on using recycled PET. And actually, by the end of this year, they're projected to have 35% of all of their PET has recycled. And Dean and I have discussed that we really want to continue to make progress on a) enabling the consumer to recycle plastics and b) using that recycled plastic in our supply chain.

The combination, obviously, of Saratoga and Mountain Valley do -- they're very small brands, but they're also very premium brands with a great legacy. So it's going to be exciting to see those come together.

A - David Hass
Andrea, as we get into tax and synergies, as asked, the effective tax rate we used in a lot of the calculations around synergies was approximately 26%, a few decimals short of that, but close enough.

Then with regard to the synergies, we agree, but we are competitors today. We have an analysis of what we both do in the market. We believe that as we have -- as we are allowed to sort of look a little bit closer at each other's businesses and address both the cost of goods, cost pools and how we produce water as well as the SG&A and other activities within our systems and processes that we could revise and have different views of that.

But for now, we are very confident in the $200 million, and we are confident in that phasing as these are very large companies that we need to be incredibly thoughtful about how to bring together.

Q - Andrea Teixeira
David, just for the cost of debt, so that we can co-estimate the impact on ICS, that would be great.

A - David Hass
Sure. Yes. We have an estimated cost of approximately $115 million to bring those synergies to life, and that will follow a similar phasing pattern as discussed on how we outline the synergy generation.

Q - Andrea Teixeira
Okay. So total $115 million for the combined company in financial expenses or just -- these are thing is the cost of extracting the synergies. But the debt the combined?

A - David Hass
Yes, $115, with regard to achievement of the synergies and then overall deal expenses of approximately $287 million.

Q - Andrea Teixeira
Yes. So just to make sure those -- I'm just asking more combining the interest expenses of -- net interest expenses of BlueTriton with net interest expense of Primo, that would be $287 million?

A - David Hass
On the deal expense side or the net -- I'm sorry

Q - Andrea Teixeira
No sorry, net interest expense.

A - David Hass
Yes. We'll provide a little bit more clarity on that I have some follow-up.

Operator
Your next question comes from Derek Lessard with TD Cowen.

Q - Derek Lessard
Yes. So, I'd like to echo congratulations, everybody, on this deal.

I guess maybe I just wanted to hit back on the -- maybe your thoughts around the HOD business, in particular, and the FTC -- combined, it's going to be quite large. Just maybe could you talk about any the potential regulatory hurdles there if you anticipate?

A - Robbert Rietbroek
Derek, thanks for calling in at this short notice. We appreciate you being here.

Look, the way that the market is segmented would suggest that home and office delivery has expanded tremendously over the last couple of years with players like Amazon and Walmart Plus entering in the space and be having become the largest home and office delivery businesses with case pack water usually.

So our competitive environment as a company has changed dramatically, where it's not only bulk delivery, which was -- might have been the case a couple of decades ago. Today we're competing in a very different environment.

And we're also, obviously, leveraging all of these branches and assets on exchange, which is a business that's focused on retail with large five-gallon bottles to provide yet another alternative to case pack, which is more sustainable and more affordable.

So I think the net of it is we continue to be a very small player with the share, as Dean said, that it's less than 3% of an overall $252 billion beverages category in North America. If you look at the retail side of things, it's a $135 billion industry would be just below five shares.

So really, with a very low market share forming a company that will continue to be a challenger to the much larger beverage companies that are out there.

So we are very confident that this is going to move forward. We believe that it will continue to add competitiveness to the market.

Q - Derek Lessard
Okay. That's helpful. And now that you've -- you're becoming a much bigger retail entity, how do you think about that in terms of your margin profile? And maybe about closing the gaps or the margin gap with some of the bigger competitors that you just mentioned?

A - Robbert Rietbroek
Yes. I'll say quickly on the retail side, and I'll pass it to David for the financials.

But the retail market share continues to be about the same as it is today because our retail business, as you know is only Mountain Valley. So the combined companies are currently 19, would have a 19% share of the water category within retail. And a much smaller share of overall beverages stock. We talked about less than 5% within the beverages.

But I'll pass it to David on the margin question.

A - David Hass
Yes. So Derek, within our guidance, we are approximately a 22% adjusted EBITDA margin business today. The BlueTriton side is in the high teens. And as we look to rationalize the business and add to it the $200 million of synergies -- on a sort of simple pro forma basis, that's the 23% adjusted EBITDA margins, as mentioned. That will take time, however, as it will follow the cadence of those synergy realizations.

We are also still going through accounting principal sort of analysis. And as mentioned, Primo today capitalizes our bottles. BlueTriton effectively uses that within the cost of goods because of their superior operations and vertically integrated manufacturing capabilities. So those will be things that will take place over time. To rationalize the way that, that P&L looks upon close. The proxy will clarify some of those activities as we look to file that here within a number of days.

Q - Derek Lessard
Okay. And maybe just one last one for me again for David. How should we think about the $200 million synergy in terms of the buckets you gave? I'm assuming operations and procurement are going to be the biggest ones, but you also called out IT, the call center and SG&A. Just maybe some color around those buckets.

A - David Hass
Yes. So while we have not necessarily broken that $200 million out, you would be directionally accurate.

As you can imagine, we have great networks, great branch operations, the ability to touch and reach consumers today in North America, that will be a focus. Again, with regard to routing, we will be able to take the density of the customer platforms, both in the residential and commercial side and really look at the routing systems, as you know. Current-day Primo has taken significant advantage of our ARO system in automatic route optimization. And when we really provide the density that these two businesses will allow, that will be a large contributor there.

Other than that, obviously, you'll have your core G&A, you'll have call center and you have IT systems.

But again, both companies have tremendous systems today.

We're all really excited about the investments that One Rock and Dean made inside the BlueTriton business today to really allow us to sort of modernize the combined company on a go-forward basis.

We'll provide more clarity of those $200 million as we get towards close.

Operator
Your next question comes from John Zamparo with CIBC.

Q - John Zamparo
Thanks and good morning. I'll say congrats as well on the deal announcement. I wanted to start with a follow-up on a prior question and it relates to the strategic rationale and the divestiture of Primo single-use business in North America a few years ago.

So am I right to assume based on what you said that you didn't feel you have the right mix in that category or maybe the right brands in that category and that was less strategic and maybe specific to what the company owned back then. And now, you're maybe more encouraged on the category, but more so about the quality of the brands that you're acquiring and quality of the formats you're acquiring?

Have I got that right?

A - David Hass
Yes, John, this is David. That business previously was never at the scale relevant, and we were predominantly private label manufacturing that product on a highly commoditized basis for retail partners.

It also skewed predominantly to the 1- and 2.5-gallon multi-serve kind of purchase-and-go business.

We are incredibly pleased that as the legacy Primo business incorporated into Primo Water today the refill business really took place and really sets the consumer up for a great entry price there. Again, it was just a non-differentiated business. It was not the right thing at the time.

It allowed us to remove and move away from that piece of the business as we did so in exiting that in 2022 and you can see the financials of that and some previous disclosures that we had in our earnings calls.

But that just shows the vast difference of what that business was and what BlueTriton side of the branded spring national brand in Pure Life, and again, the premium side of both Mountain Valley and Saratoga bring to this newly formed company.

A - Dean Metropoulos
And just to add to that, In order to play in any sector, in this case, we're talking retail, you have to have some critical mass. You've got to go into stores, you've got to manage the shelf, you've got to provide resources to manage those shelves. So you've got to negotiate to get display support to positioning on the shelf.

If you're a minor player, it is very, very hard to achieve any kind of profitable valuation in that effort. So you do need some critical mass.

The combination clearly provides not only the critical mass but very importantly, iconic brands that consumers have related to for hundreds of years.

Q - John Zamparo
Okay. That's helpful. Then a question about the category just as an industry, the growth has been quite robust.

I wonder if you can share details on how much of that has come from pricing or premiumization. And are we right to assume when you say I think it was an 8% sales CAGR and a 24% EBITDA CAGR at BlueTriton that the retail portion has been growing alongside that or above that? Any commentary on the mix or the divergence of growth rates at retail versus directly would be helpful.

A - David Hass
Yes. So in the historical periods, both companies were really balanced at good volume contribution, obviously some price and as inflation and other activities worked into the cost system.

As you would know from public disclosures at current-day Primo, we exited 2023 with strong volume momentum. Again, that would be primarily concentrated in the Water Direct business as that was our primary revenue source. That continued into Q1 with a very balanced volume and price mix inside that 9.6% that we delivered in Q1.

And so, again, we are very pleased with the momentum in the category, which is very different than other beverages in juices, CFDs and the like where the majority of that growth is priced with actually shrinking or declining volume.

Q - John Zamparo
Okay. So just to clarify, the growth rates at BlueTriton though, is there any commentary, Dean, that you can provide on the divergence between the two businesses you have and the growth rate?

A - Dean Metropoulos
Yes. I think the overall retail category is slightly growing to 2 plus%.

We participate in that. that's volume and the volume is about 1.5-or-so, -- the dollar was up about 2.5%.

What has been very, very important over the past three years for us is to make sure we're very efficient, to be able to participate with the consumers' desire for value at the same time, investing behind our brands and creating some premiumization, but at the same time, ensuring. And we have had nice price increases, not then this past year, but prior to that, nice price increases to match our inflationary pressures.

But the combination of the price increase, but very importantly, the efficiencies we've built into our operations. have really been able to offset the inflationary pressure and to continue to give good value and embracement by the consumer and our brand. And as I said, the categories up about 2 plus %, and we expect that to continue.

Q - John Zamparo
Got it. Okay. I know we're past an hour, but just one more, if I may.

I wonder how you're thinking about revenue synergies as part of this deal. You have the much larger retail presence. You mentioned the $2 billion brands, do you have a way of layering those into the businesses in which you have a smaller presence, and I'm thinking exchange and refill in particular?

A - Robbert Rietbroek
Yes, John, that's a great question. So any revenue synergies are not built into this model.

We are obviously excited about the portfolio of brands that we together have. BlueTriton has 13 brands, Primo has 14 brands. Obviously, there is an opportunity for brand rationalization, but also for cross-fertilization. When you look at brands like Ozark in Texas or Polar Springs in the Northeast, very highly recognized consumer preferred brands that our consumers would love to have access to as well.

So it is all about bringing more brands at better value to more consumers and a broader distribution network and driving synergy and productivity to create direct value. This is a great opportunity for both companies, as I said, will continue to be a challenger in the overall beverage market under 5% in retail under 3% of the overall market, but we believe that there is so much room for growth, and we're so thrilled about these two companies and the brand portfolio we're bringing together.

Operator
Your next question comes from Pavel Molchanov with Raymond James.

Q - Pavel Molchanov
So Primo on a stand-alone basis, prided itself on being a net zero company since 2021. What will be the net zero attributes or target for the combined company?

A - Robbert Rietbroek
Pavel, good to see you to hear you on the phone this morning. Thanks for coming at the short notice. Yes.

We have talked a lot about the net zero at Primo, and we were very thankful to be part of your conference in Florida this year, we clarified and had our fireside chat. The combined company will continue to be extremely focused on the making available of three-gallon and five-gallon of reusable bottles. That takes an enormous amount of plastic out of the ecosystem.

Every five-gallon bottler places 1,500 individual plastic bottles. Yet, BlueTriton has also been investing in a propane-powered fleet. They have 900 vehicles as we speak, and we have over 350 of those vehicles as well so together, you see both companies very much philosophically aligned to the ESG aspect and to a future that is reducing carbon emissions, reducing the impact of plastic in the environment and circularity in the entire manufacturing system.

So Pavel, I think what you'll see is with the scale, it will be even more impactful in the industry and driving a sustainability agenda -- and Dean and I have talked about this quite a bit over the last few days, how important it is not only for our corporation but for us personally.

So, thank you.

Q - Pavel Molchanov
Understood. As you think about the antitrust review, you mentioned that obviously sort of different segments, let's say within the value chain are distinct between Primo and BlueTriton.

But when you combine the two companies and maybe juxtapose them against call again the other national player, do you worry that there is too much concentration that might raise some regulatory headaches?

A - Robbert Rietbroek
Pavel, we're not. And here's why the beverage market, when we look at that $250 billion market, it exists of obviously $135 billion in retail, that exists of many different vendors including obviously the large CSD manufacturers that have a big water business as well and many, many other competitors.

So there's is an incredibly competitive space that we're operating in. And as I said, a lot of that business nowadays goes to what we refer to as e-commerce -- so you can go to any of the leading retailers, whether it's a regional grocery store or a national grocery store or even a C-store, whether you use Uber Eats or DoorDash or Walmart Plus or Amazon, you can order water from pretty much anywhere on the phone with a click on the phone.

And so, the competitive landscape that we operate in has totally transformed and it's transparent. It's low cost of entry. Everyone is playing in the home delivery business now which is why we're not concerned about that aspect of it.

Q – Chris Peters
This is Chris Peters on for Nick. Maybe a quick one on the structure. With BlueTriton shareholders looks like you own 57% of the new company. What are you guys expecting from some of the private equity ownership? Will there be a phaseout or lockup period with the shares post close?

A - Dean Metropoulos
First of all, we're pretty excited at the value creation that has been created, but much more importantly, the value creation that this combination is going to lead to.

We do have a lockup arrangement with the Primo and the management team and the Board, and we certainly expect to honor that.

But as you know private equity folks do come into these businesses always to try to - - and my history, I can promise you this has been all about building a beautiful platform, a beautiful business for the future, not to try to create some spontaneous value and exit.

So we think -- this combination truly is creating a very, very long-term, solid financial platform and the service platform and all of the above.

As private equity guys, we do come in with the idea of exiting in a period of time.

We're not in for 30 years. But I think we certainly would be very careful and measured in how we phase out over the next few years.

But in the meantime, we do have this lock up going forward, and we certainly do not anticipate nor do we feel pressure with all the synergies that we must exit as soon as possible.

Operator
There are no further questions at this time. I will now turn the call over to management for closing remarks.

A - Dean Metropoulos
Thank you, all for attending today's call. As I hope you can tell, our teams are excited about the potential of bringing these two great companies together to achieve even greater heights. Rest assured that the teams will be diligent in the months ahead as we go through the required approval process.

In the interim, until all necessary approvals have been obtained, both companies will continue to operate independently continuing to deliver a superior customer experience, being the preferred water solution partner and striving for operational excellence. Thank you for your interest today and for joining us on our exciting water journey as we create a leading North American pure-play healthy hydration company. I hope you have a wonderful week.

Operator
Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transactions between Primo Water Corporation (“Primo Water”) and BlueTriton Brands Inc. (“BlueTriton”). In connection with the Transactions, Primo Water will file a management information circular and proxy statement on Schedule 14A containing important information about the Transactions and related matters. Additionally, Primo Water will file other relevant materials in connection with the Transactions with applicable securities regulatory authorities. INVESTORS AND SECURITY HOLDERS OF Primo Water ARE URGED TO CAREFULLY READ THE ENTIRE MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS) WHEN SUCH DOCUMENT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND THE PARTIES TO THE TRANSACTIONS. The Primo Water management information circular and proxy statement will be mailed to Primo Water shareholders, as well as be accessible on the EDGAR and SEDAR+ profile of Primo Water. Investors and security holders of Primo Water will be able to obtain a free copy of the management information circular and proxy statement, as well as other relevant filings containing information about Primo Water and the Transactions, including materials that will be incorporated by reference into the management information circular and proxy statement, without charge, at the SEC website (www.sec.gov), the SEDAR+ website (www.sedarplus.ca) or from Primo Water’s investor relations website (https://primowatercorp.com/investors/).

Participants in Solicitation

Primo Water and BlueTriton and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions. Information regarding Primo Water’s directors and executive officers and their ownership of Primo Water securities is set forth in Primo Water’s filings with the SEC, including its Definitive Proxy Statement on Schedule 14A that was filed with the SEC on March 28, 2024 under the heading “Security Ownership of Directors and Management”. To the extent such person's ownership of Primo Water’s securities has changed since the filing of such proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Information regarding the interests of those persons and other persons who may be deemed participants in the proposed transactions may be obtained by reading the proxy statement and other relevant materials that will be filed with the SEC regarding the proposed transactions when such documents become available. You may obtain free copies of these documents as described in the preceding paragraph.

Safe Harbor Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time of such statements. Forward-looking statements involve inherent risks and uncertainties and several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. You can identify forward-looking statements by words such as "may," "will," "would," "should," "could," "expect," "aim," "anticipate," "believe," "estimate," "intend," "plan," "predict," "project," "seek," "potential," "opportunities," and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. The forward-looking statements contained in this communication include, but are not limited to, statements regarding the estimated or anticipated future results of the combined company following the proposed merger, the anticipated benefits and strategic rationale of the proposed merger, including estimated synergies and capital expenditure rates, forecast performance metrics of the combined company, the expected timing of completion of the proposed merger and related transactions, and other statements that are not historical facts. The forward-looking statements are based on Primo Water and BlueTriton’s current expectations, plans and estimates. Primo Water and BlueTriton believe these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: (i) the ability of the parties to successfully complete the Transactions on anticipated terms and timing, including obtaining required shareholder and regulatory approvals and the satisfaction of other conditions to the completion of the Transactions, (ii) risks relating to the integration of Primo Water and BlueTriton’s operations, products and employees into the combined company and the possibility that the anticipated synergies and other benefits of the Transactions will not be realized or will not be realized within the expected timeframe (iii) risks relating to the businesses of Primo Water and BlueTriton and the industries in which they operate and the combined company will operate following the Transactions, (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions, (v) risks related to disruption of management’s time from ongoing business operations due to the Transactions (vi) the risk of any litigation relating to the Transactions, and (vii) the risk that the Transactions and their announcement could have an adverse effect on the ability of Primo Water and BlueTriton to retain and hire key personnel.

The foregoing list of factors is not exhaustive. Additional factors that could cause results to differ materially from those described in this Current Report can be found in Primo Water’s Annual Report on Form 10-K for the year ended December 30, 2023, and subsequent Quarterly Reports on Form 10-Q which are on available at the SEC website (www.sec.gov), the SEDAR+ website (www.sedarplus.ca) or from Primo Water’s investor relations website (https://primowatercorp.com/investors/). Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof and based on information available at that time. Primo Water and BlueTriton do not undertake to update or revise any of these statements considering new information or future events, except as expressly required by applicable law.